News Release

FOR RELEASE
Thursday, January 13, 2004 8:00 am Eastern

Investor Contact:
 Mark Lamb
Director – Investor Relations
(425) 519-4034
markl@Onyx.com

Onyx Software Announces Preliminary Results
License Bookings and Cash Position Strengthened in Fourth Quarter

BELLEVUE, WA. —Onyx® Software Corporation (NASDAQ: ONXS), a worldwide leader in successful customer relationship management (CRM), today announced preliminary results for the fourth quarter of 2004.

Onyx received orders for approximately $6.5 million in licenses in the fourth quarter of 2004, representing the highest quarterly license booking level achieved by the company in more than two years. Approximately $4.0 million is expected to be recognized as fourth quarter license revenue, with the balance of license bookings expected to be recognized in the second and third quarters of 2005.

New clients provide the expected future license revenue, including the previously-disclosed purchase by Australia’s Queensland Government that is subject to acceptance anticipated in the third quarter of 2005. Stewart Information Systems also became a new Onyx customer with a commitment representing approximately ten percent of total fourth quarter revenue and about 45% of license bookings during the quarter.

Onyx expects total revenue of approximately $14.5 million for the fourth quarter of 2004. Fourth quarter total costs and expenses, excluding amortization or impairment of intangibles, restructuring-related expenses and severance, are expected to be in the range of $14.4 million to $14.9 million. These expenses include significant costs for Sarbanes-Oxley compliance. Onyx also anticipates fourth quarter severance expense of approximately $1.0 million that is primarily related to executive changes announced previously.

“World-class organizations made significant investments that put Onyx at the core of their customer-facing activities,” said Janice P. Anderson, Chair and CEO of Onyx Software. “Additionally, more existing customers made fourth quarter license purchases compared to recent quarters.” Anderson noted that customers responded positively to the company’s introduction of innovative new products, including Onyx Email Accelerator and Onyx Employee Portal for BlackBerry®.

Onyx expects to report its cash position as of December 31, 2004 to be over $14.0 million, as compared to $9.9 million as of September 30, 2004. The sharp increase in cash position resulted primarily from improved license sales and strong collections.

Onyx is disclosing these preliminary fourth quarter results to facilitate its company-wide discussion of business goals this week. Onyx expects to release final results for quarter and year ended December 31, 2004 in the first part of February, and will provide further business details and a forum for investor questions in a conference call at that time.

Business Outlook

While a wide range of results are possible, Onyx believes that license revenue for the first quarter of 2005 is likely to be lower than in the fourth quarter of 2004. First quarter total costs and expenses, excluding amortization or impairment of intangibles, restructuring-related expenses and severance, are expected to be in the lower end of the range of total costs and expenses, as defined above, that are currently expected in the fourth quarter.

“While we expect typical seasonality to be evident in the first quarter, we believe Onyx is well-positioned for the subsequent two quarters with orders already in hand,” Anderson said.

About Onyx Software

Onyx Software Corporation (Nasdaq: ONXS), a worldwide leader in delivering successful CRM, offers a fast, cost-effective, usable solution that shares critical information among employees, customers and partners through three role-specific, Web services-based portals. The Onyx approach delivers real-world success by aligning CRM technology with business objectives, strategies and processes. Companies rely on Onyx across multiple departments to create a superior customer experience and a profitable bottom line. Onyx serves customers worldwide in a variety of industries, including financial services, healthcare, high technology and the public sector. Customers include Amway, Delta Dental, Microsoft Corporation, Mellon Financial Corporation, The Regence Group, State Street Corporation and Suncorp. More information can be found at (888) ASK-ONYX, info@onyx.com or http://www.onyx.com/.

Forward-Looking Statement

This press release contains forward-looking statements, including statements about our expected financial results for the fourth quarter of 2004 and, our expectations for future financial performance – including the likely timing of when booked, but unrecognized, license revenue will be recognized. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. The words ”predict”, “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Factors that could affect Onyx’s actual results include, but are not limited to the risk that our quarterly accounting review procedures or developments after the date of this release result in changes to our preliminary results announced in this release, the successful completion of the implementation at Australia’s Queensland Government, our ability to generate license revenue and control expenses in the first quarter of 2005 and the “Important Factors That May Affect Our Business, Our Results of Operations and Our Stock Price” described in our quarterly report on form 10-Q for the period ended September 30, 2004. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Onyx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

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Onyx is a registered trademark of Onyx Software Corporation in the United States and other countries.
Other product or service names mentioned herein are the trademarks of their respective owners.